Exhibit 10.8

May 31, 2011

Greg L. Straughn

[PRIVATE ADDRESS]

Dear Greg:

I am pleased to confirm the offer for you to join A10 Networks, Inc., a California corporation (the “Company”), as its Chief Financial Officer (CFO) at our San Jose headquarters. This is a full-time permanent position. You will be reporting to the President of A10/Lee Chen.

Your starting salary will be at a rate of $250,000 per year, payable in accordance with the company’s payroll schedule. You will have the Management by Objectives (MBO) Bonus of $30,000. The MBO will be pending on the completion of filing the S-1 registration with the SEC no later than August 26, 2012.

You will also be granted options or the opportunity to purchase 910,000 shares of the Company’s Common Stock, subject to the terms and conditions of the Company’s 2008 Stock Plan. Generally speaking, those terms will include, in your case, among other things, vesting as to 1/4 of the shares after 1 year of employment, and an additional 1/48th of the shares at the end of each additional month thereafter. However, the vesting of your options will be subject to a special acceleration of fifty percent (50%) of the number of shares then unvested upon and in the event of any acquisition or merger of the Company, if such transaction involves a change of control.

As a key member of the Executive Management team, you will have the primary day-to-day responsibility for planning, implementing, managing and controlling all financial-related activities of the company. You will also be responsible for the management of Human Resource (HR) department.

You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility, once such benefits are established.

Your employment will be subject to your execution of the Company’s standard form of Employee Agreement (relating to non-disclosure of confidential information and assignment of inventions to the Company), a copy of which is available upon request.

If this offer meets your approval, please confirm your acceptance by signing a copy of this letter below and confirming your first date of employment. This offer is valid for five (5) business days following your receipt of this letter; and assumes a proposed start date not later than July 1, 2011. The terms and conditions of this offer letter supersede any prior written or oral communications to you concerning employment at the Company.

Greg L. Straughn

5/31/2011

I look forward to a favorable reply and to welcoming you to A10 Networks, Inc.

Sincerely,

/s/ Lee Chen
Lee Chen
President and CEO

Acknowledged and accepted:

/s/ Greg Straughn
Greg L. Straughn

Date:	May 31, 2011

Start Date:	June 27, 2011